UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 10, 2014

SILVER BULL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-33125	91-1766677
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

925 West Georgia Street, Suite 1908 Vancouver, B.C. V6C 3L2		n/a
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  604-687-5800

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07                      Submission of a Matter to a Vote of Security Holders.

Silver Bull Resources, Inc. (the “Company”) held its annual general meeting of shareholders (the “Meeting”) on April 10, 2014.  At the Meeting, three proposals were submitted to the shareholders for approval as set forth in the Company’s definitive proxy statement, filed February 26, 2014.  As of the record date, February 21, 2014, a total of 159,072,657 shares of Company common stock were outstanding and entitled to vote.  In total, 90,138,036 shares of Company common stock were present in person or represented by proxy at the Meeting, which represented approximately 57% of the shares outstanding and entitled to vote as of the record date.

At the meeting, shareholders approved all of the proposals submitted: elected the slate of six persons to the Company’s Board of Directors, ratified and approved Hein & Associates LLP as the Company’s independent registered public accounting firm and approved, on an advisory basis, the compensation of the Company’s named executive officers.  The votes on the proposals were cast as set forth below:

1.          Proposal No. 1 – Election of Directors.  The shareholders elected the entire slate of directors presented to the shareholders.  As a result, the Company’s Board of Directors now consists of the six persons elected at the meeting.  For the election of directors, there were a total of 29,564,718 broker non-votes.

Name	For	Withheld
Timothy Barry	60,380,315	193,003
Joshua Crumb	55,647,538	4,925,780
Brian Edgar	54,011,172	6,562,146
Murray Hitzman	50,501,480	10,071,838
Daniel Kunz	50,758,414	9,814,904
John McClintock	55,470,091	5,103,227

2.           Proposal No. 2 – Ratification and approval of Hein & Associates LLP as the Company’s independent registered public accounting firm.

For	Against	Abstain
89,637,826	104,738	395,472

3.           Proposal No. 3 – Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

For	Against	Abstain
57,654,222	2,679,669	239,427

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2013

SILVER BULL RESOURCES, INC.

	By:	/s/ Sean Fallis
Sean Fallis
Chief Financial Officer